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                                                                 EXHIBIT 12.2



COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)

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                                                                     Three months ended                      Six months ended
                                                                           June 30,                               June 30,
(dollar amounts in thousands)                                        1998             1997                  1998              1997
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
Income before income taxes                                       $331,120         $297,424            $  662,981        $  596,414
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases,
 trust-preferred securities expense and
 amortization of debt issuance costs                              146,093          126,499               278,269           239,585
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       Total earnings (as defined), excluding
         interest on deposits                                     477,213          423,923               941,250           835,999
Interest on deposits                                              240,378          218,827               468,936           433,543
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       Total earnings (as defined)                               $717,591         $642,750            $1,410,186        $1,269,542
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Preferred stock dividend requirements (a)                        $      -         $  6,431            $   13,347        $   19,849
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                     3.27             3.35                  3.38              3.49
  Including interest on deposits                                     1.86             1.86                  1.89              1.89
Ratio of earnings (as defined) to combined
 fixed charges and preferred stock dividends:
  Excluding interest on deposits                                     3.27             3.19                  3.23              3.22
  Including interest on deposits                                     1.86             1.83                  1.85              1.83
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(a)  Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.


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